Exhibit 99.3

BURLINGTON NORTHERN SANTA FE

1999 STOCK INCENTIVE PLAN

MASTER RESTRICTED STOCK AWARD AGREEMENT

This Agreement (“Agreement”) is made and entered into as of the      day of April,             , by and between Burlington Northern Santa Fe Corporation, a Delaware Corporation, (hereinafter “BNSF”) and

[NAME OF EMPLOYEE]

a salaried employee of BNSF or one of its subsidiary companies (hereinafter “Employee”).

W I T N E S S E T H

WHEREAS, BNSF has adopted the Burlington Northern Santa Fe 1999 Stock Incentive Plan for Burlington Northern Santa Fe Corporation and Affiliated Companies (the “Plan”), and the purpose of the Plan is to attract and retain salaried employees possessing outstanding ability, motivate salaried employees to achieve the growth goals of BNSF by making a portion of their total compensation dependent on the accomplishment of these goals and to further the identity of the interests of the shareholders of BNSF and salaried employees of BNSF and its subsidiaries by increasing the opportunities for these salaried employees to become shareholders; and

WHEREAS, the Compensation and Development Committee (the “Committee”) of the Board of Directors wishes to encourage superior performance by the Employee by granting Employee a 2004 award of Restricted Stock (as defined in the Plan), and may wish to grant additional awards of Restricted Stock to Employee in the future; and

WHEREAS, the Employee desires to perform services for BNSF and to accept said grant or grants in accordance with the terms and provisions of the Plan and this Agreement;

NOW, THEREFORE, BNSF grants to the Employee the number of shares of time-based and performance-based Restricted Stock set forth on the Employee’s Notice of          Restricted Stock and Stock Option Awards dated              (the “         Restricted Stock Award”), and BNSF and Employee hereby agree that the              Restricted Stock Award, and any future Restricted Stock awards made to Employee pursuant to a notice which is made subject to, and incorporates the terms and conditions of, this Agreement, are and shall be subject to the following terms, conditions and restrictions:

1. Section 83(b) Election. The Employee shall not make any elections to which he or she may be entitled pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, that is to elect to recognize income on the date of the grant.

2. Restrictions on Transfer. The Restricted Stock shall not be sold, pledged, assigned, transferred, or encumbered during the period the stock is subject to restrictions. The Restricted Stock shall not be permitted to be used in payment of a stock option exercise for a period of six months following the lapse of restrictions.

3. Shares on Deposit. Each certificate of Restricted Stock awarded hereunder shall be registered in the name of the Employee and left on deposit with BNSF with a Stock Power endorsed in blank during the Restricted Period.

4. Dividends. The Employee shall have the right to receive dividends paid on the Restricted Stock and to vote such Restricted Stock during the Restricted Period.

5. Termination of Employment. Subject to paragraph 8, all of the Restricted Stock is subject to forfeiture upon termination of employment for any reason other than death, Disability, termination by the Company other than for Cause, or Retirement. In the event of an Employee’s termination of employment due to death, all restrictions shall lapse and the Common Stock shall be issued to the Employee’s designated beneficiary or, in the absence of such designation, by the person to whom the Employee’s rights shall pass by will or the laws of descent and distribution. In the event of an Employee’s termination of employment due to Disability, termination by the Company other than for Cause, or Retirement, then (a) as to time-based Restricted Stock, the restrictions shall lapse on a proportion of the Award based upon a fraction, the denominator of which is the total number of months of any Restricted Period applicable to an Award and the numerator of which is the number of months of such Restricted Period which elapsed prior to the Date of Termination; and (b) as to performance-based Restricted Stock, a pro rata portion of the Restricted Stock attributable to the period from the date of grant to the Employee’s termination of employment will remain subject to the time and performance criteria established by the Committee with respect to such period and the balance of the Award shall be forfeited. The Restricted Stock is subject to forfeiture upon the exercise of seniority prior to vesting, unless the seniority exercise is in lieu of severance, in which case a pro rata portion of the time-based Restricted Stock will vest and the remainder of the time-based Restricted Stock shall be forfeited, and the performance-based Restricted Stock will be handled the same as if the employee had been eligible for severance.

6. Taxes. The Employee agrees that BNSF or its subsidiaries may require payment by Employee of federal, state, railroad retirement or local taxes upon the vesting of an Award. Employee may use cash or shares to satisfy tax liabilities incurred, provided that if shares are used, shares from the vesting Award may be used only to satisfy (i) applicable railroad retirement taxes, and (ii) federal and state income taxes to the extent of the Supplemental Federal Income Tax Withholding Rate as established by the Internal Revenue Code. Any additional tax due must be satisfied by use of attestation of ownership of other shares, provided, however, that the total shall not exceed the combined maximum marginal tax rates applicable under federal and state tax laws.

7. Change in Capitalization. In the event of a change in the capitalization of BNSF due to a stock split, stock dividend, recapitalization, merger, consolidation, combination, or similar event, the aggregate shares subject to the Plan and the terms of any existing Awards shall be adjusted to reflect such change.

8. Change in Control. If a Change in Control as defined in the Plan occurs while an Award of Restricted Stock remains outstanding under the Plan, all restrictions shall lapse and all Restricted Stock shall be fully vested.

9. No Contract of Employment. Nothing in this Agreement or in the Plan shall confer any right to continued employment with BNSF or its subsidiaries nor restrict BNSF or its subsidiaries from termination of the employment relationship of Employee at any time.

10. No Violation of Law. Notwithstanding any other provision of this Agreement, Employee agrees that BNSF shall not be obligated to deliver any shares of Common Stock or make any cash payment, if counsel to BNSF determines such exercise, delivery or payment would violate any law or regulation of any governmental authority or agreement between BNSF and any national securities exchange upon which the Common Stock is listed.

11. Conflicts. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document.

12. Salaried Employment Condition. Employee hereby agrees that neither the 2004 Restricted Stock Award nor any future Restricted Stock award made to Employee which is subject to this Agreement shall be effective unless Employee was a salaried employee of BNSF on the date of grant of such award.

13. Terms. The capitalized terms used herein shall have the same meaning as set forth in the Plan.

Anything herein contained to the contrary notwithstanding, this Agreement shall cease to be of any force or effect unless electronically accepted or executed by the Employee and delivered to the Secretary of BNSF on or before                     .

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BURLINGTON NORTHERN
SANTA FE CORPORATION

Executive Vice President Law & Government Affairs and Secretary